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                                      LEASE

     In consideration of the covenants herein contained, MACNEILL WORLDWIDE, INC., of 76 Lexington Drive, Laconia, New Hampshire, 03246, hereinafter called "LESSOR", which expression shall include successors and assigns where the context so admits, does hereby lease to DM MANAGEMENT COMPANY, having an address at One Winterbrook Way, Meredith, New Hampshire, 03253, hereinafter called "LESSEE", which expression shall include successors, executors, administrators and assigns where the context so admits, and LESSEE hereby lease the following described premises, hereinafter called the "Leased Premises".

     37,800 square feet of industrial/warehouse/distribution space in the newly expanded MacNeill Worldwide building located at 76 Lexington Drive, Laconia, New Hampshire. The 37,800 sq. ft. represents the entire portion of the new building located on the southern end of the overall building and which has a total gross building sq. ft. of 78,120 sq. ft. The proposed space shall consist of the entire expansion of the pre-existing MacNeill Worldwide Building and measures 270 ft. long and 140 ft. wide and is outlined on the newly approved MacNeill Worldwide Site Development Plan, a copy of which is attached hereto. Said expansion is a duplication of the existing building in terms of basic building specifications (ceiling height, bay spacing, exterior metal and masonry walls, etc.). The new building will have at least two (2) loading docks, separated to the maximum possible, and approximately forty (40) additional parking spaces.

     TO HAVE AND HOLD the Leased Premises for a term of two (2) years commencing on or before April 1, 1997. The Lessor also agrees to provide the option of an additional one (1) year period. The lease rate for any option period would be subject to renegotiation. The Lessor and Lessee would be obligated to provide a 180 day notice period to each other. In other words, if the Lessor is going to need the lease space, the Lessor would give 180 day notice to the Lessee that the option to renew is not available. Likewise, the Lessee would provide 180 day notice to the Lessor in the event they elect not to extend for a (1) year period.

     LESSOR and LESSEE now covenant and agree that the following terms and conditions shall govern this lease during the term hereof and for such further time as LESSEE shall hold the Leased Premises.

     1. BASE RENT AND NOTICE - Lessee shall pay to Lessor the rent at the rate of Four Dollars and Twenty-five Cents ($4.25) per square foot for an area of approximately 37,800 sq. ft. or a total rent of $160,650 per year. However, the Lessor has offered the option to the Lessee that a base rent of Four Dollars and Ten Cents ($4.10) per square foot, a total of $154,980 per year, if the said rent for each year is paid in advance with the first year being due at the execution of this Lease and the second year due on or before April 1, 1998. Lessor has opted for the rent to be paid one (1) year in advance. Said rent in the amount of $154,980 shall be paid prior to occupancy less the deposits made at the time of signing the "LETTER OF INTENT" and "AGREEMENT TO LEASE AND DEPOSIT RECEIPT".

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     All payments are to be made to LESSOR. MACNEILL WORLDWIDE, INC. At 76
LEXINGTON DRIVE, LACONIA, NEW HAMPSHIRE 03246.


     2. SECURITY DEPOSIT: An additional deposit equivalent to two (2) month's rent will be due, or $26,775.00, upon execution of this Lease. Since the rent is to be paid in advance on a yearly basis, there will be no security deposit required.

     3. USE OF PREMISES: Lessee shall use the Leased Premises for the purpose of storage and distribution of dry goods (clothing) or any uses associated with such an operation.

     4. ADDITIONAL RENT: The Lessee shall be responsible for all expenses associated with the space with the exception of structural maintenance only. In other words, this lease is a triple net lease or (absolute lease) with the Lessee paying the real estate taxes, insurance, all utilities, grounds maintenance, snow removal, and any other expenses incidental maintaining the premises and such expenses shall constitute additional rent. In the case of utilities, the Lessee shall arrange direct service from the appropriate vendors and pay such obligations directly to said vendor. In the case of real estate taxes, the Lessor shall bill the Lessee upon receipt of tax bills from the City and these will be due approximately at the end of the third and the ninth month of the term of said lease. The Insurance obligation for that portion of the building occupied by the Lessee shall also be billed at the same time as the real estate taxes or in other words, two billings during the lease period. The snow removal, grounds maintenance and other incidental expenses shall be billed monthly.

     5. UTILITIES - As stated above under additional rent, the Lessee shall be responsible for the expense of electricity and any electrical improvements necessary to accommodate Lessee's operations.

     6. COMPLIANCE WITH LAWS - Lessee acknowledges that no trade or occupation shall be conducted on the Premises or use made thereof which will be unlawful, improper, noisy or offensive, or contrary to any state or federal law or any municipal ordinance in force during the term hereof.

     7. FIRE INSURANCE - Lessee shall not permit any use of the leased Premises which will cause or increase in the Lessor's insurance premium or make voidable any insurance on the property of which the Premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Insurance Rating Association, or any similar body. Lessee shall, on demand, reimburse Lessor, all extra insurance premiums caused by Lessee's use of the Premises.

     8. MAINTENANCE OF PREMISES - Lessee shall be responsible for the maintenance of the space that they occupy and any common areas specifically limited to their leased space.

     9. IMPROVEMENTS - Lessor agrees to construct said 37,800 sq. ft. expansion and to install and complete certain improvements, as outlined in AGREEMENT TO LEASE AND DEPOSIT RECEIPT, dated December 20, 1996, to the satisfaction of the Lessee in accordance to the terms

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and conditions outlined therein. (Copy of Agreement is attached as Appendix A.).

     10. ASSIGNMENT - SUBLEASING - Lessee shall not assign or sublet the whole or any part of the Premises without Lessor's prior written consent not to be unreasonably withheld. In the event a sublease is consented to, Lessee will remain liable to Lessor for the payment of all rent and for the full performance of the covenants and conditions of this lease.

     11. SUBORDINATION - Only insofar as additional rent for expenses over and above the base rent, shall this Lease be subject and subordinate to any and all mortgages and other instruments in the nature of a mortgage, now or at any time hereafter and Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this lease to said mortgages or other such instruments in the nature of a mortgage insofar as any additional rent obligation, but this shall not apply to the base rent which has, in fact, been paid in advance.

     12. LESSOR'S ACCESS - Lessor or agents of Lessor may at reasonable times enter to view the Premises and may remove any signs not approved and affixed as herein provide, and may make repair and alterations as Lessor should elect to do and repairs which Lessee is required but has failed to do. Said Lessor's access shall also provide for limited and reasonable access to the mezzanine area retained within the demised premises.

     13. INDEMNIFICATION AND LIABILITY - Lessee shall save Lessor harmless from all claims for loss or damage occasioned by the use or escape of water from the Premises leased by Lessee, as well as from any claim or damage resulting from neglect of Lessee, or by any nuisance made or suffered on the Premises excepting, however, damage caused by Lessor's negligence. The removal of snow and ice from the walkways, steps, loading areas, parking lots and access roads to the Premises shall be Lessor's responsibility. The provisions of this paragraph shall be made expressly subject to the provisions of a reciprocal waiver of subrogation.

     14. LESSEE'S LIABILITY INSURANCE - Lessee shall be solely responsible as between Lessor and Lessee for deaths or personal injuries to all persons whomsoever occurring on the Premises from whatever cause arising and damage to property to whosoever belonging arising out of the use, control, condition or occupation of the Premises by Lessee; and Lessee agrees to indemnify and save harmless Lessor from any and all liability, reasonable expenses, damage causes of actions, suits, claims or judgments caused by or in any way growing out of any matters aforesaid, except for death, personal injuries or property damage directly resulting from a negligent act or acts on the part of Lessor; and Lessee will secure and carry out at its own expense a public liability policy insuring it and Lessor against any claims based on bodily injury (including death) arising out of the condition of the Premises or their use by Lessee; such policy to insure Lessee and Lessor against any claim up to Five Hundred Thousand Dollars ($500,000.00) in the case of one person and up to One Million Dollars ($1,000,000.00) in the case of any one accident involving bodily injury (including death) to more than one person, and insuring Lessor and Lessee against any claims for damage to property up to an amount of One Hundred Thousand Dollars ($100,000.00). Lessee will

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promptly file with Lessor certificates showing that such insurance is in force and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each assured named therein.

     15. FIRE, CASUALTY - EMINENT DOMAIN - Should a substantial portion of the Premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain, Lessor may elect to terminate this lease. When such fire casualty, or taking renders the Premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made and Lessee may elect to terminate this lease if:

          a. Lessor fails to give written notice within thirty (30) days of intention to restore the Premises, or

          b. Lessor fails to restore the Premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty or taking.

     Lessor reserves, and Lessee grants to Lessor, all rights which Lessee may have for damages or injury to the Premises for any taking by eminent domain, except for damage to Lessee's fixtures, property or equipment or other damages specifically allocated to Lessee by any taking authority.


     16. DEFAULT AND BANKRUPTCY - The provisions of this paragraph shall not apply insofar as rent is concerned, as the full rent has been paid to Lessor upon execution of said Lease. However, insofar as any additional rent obligation created by ongoing monthly expenses which constitute additional rent, then, in the event that:

          a. Lessee shall be declared bankrupt or insolvent according to law, or if any assignment shall be made of Lessee's property for the benefit of creditors; or

          b. Lessee shall default in the payment of any additional rent or other sums herein specified and such default shall continue for ten (10) days after written notice thereof; or

          c. Lessee shall default in the observance or performance of any other of Lessee's covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof;

     Then Lessor shall have the right thereafter while such default continues, to re-enter and take complete possession of the Premises, to declare the term of this lease ended, and remove Lessee's effects, without being deemed guilty of any manner of trespass and without prejudice to any remedies which might be otherwise used for arrears of additional rent or other default or breach of covenants, Lessee shall indemnify Lessor against all loss of additional rent and other payments which Lessor may incur by reason of such termination during the residue of the term.

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     If Lessee shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on Lessee's part to be observed or performed under or by virtue of any of the provisions in any article of this lease, lessor, without being under any obligation to do so and without thereby waiving such default, may remedy such default to the account and at the expense of Lessee. If the payment of money in connection therewith, including but not limited to reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, shall be paid to Lessor with interest at the rate of one and one-half percent (1.5%) per month by Lessee.


     17. NOTICE - Any notice from Lessor to Lessee relating to the Premises or to the occupancy thereof shall be deemed duly served, if mailed to Lessee (DM MANAGEMENT COMPANY, One Winterbrook Way, Meredith, NH, 03253) by registered or certified mail, return receipt requested, postage prepaid. Any notice from Lessee to Lessor relative to the Premises or to the occupancy hereof, shall be deemed duly served, if mailed to Lessor by registered or certified mail, return receipt requested, postage prepaid, addressed to Lessor at such address as Lessor has last designated.

     18. ACCESS, PARKING AND USE OF COMMON AREAS - Lessee will not obstruct in any manner any portion of the building not hereby leased, including driveways and approaches to said building, the shipping/receiving area, and the truck docks and will conform to all reasonable rules now or hereafter made by Lessor concerning the use of common areas and for the care and use of the building, its facilities and approaches. Lessee further warrants that Lessee will not permit any employ to violate this or any other covenants or obligation of Lessee and will take reasonable steps to prevent violation by its invitees. Lessee shall have the right to park necessary vehicles in the front of the demised space.

     19. FIRE PREVENTION - Lessee agrees to provide and maintain approved, labeled fire extinguishers within the Premises as recommended by the New England Insurance Rating Association for protective credit.

     20. USE OF COMMON AND OUTSIDE AREAS - No goods or things of any type or description shall be held or stored outside of the Premises or in a common area for longer than four (4) hours without the express written approval of Lessor. Lessee shall be responsible for disposal and removal of their own trash.

     21. RESPONSIBILITY - Lessor shall not be held liable to anyone for the cessation of any service rendered customarily to said Premises or building agreed to by the terms of this lease, due to any accident, to the making of repairs, alterations or improvements, to labor difficulties, to mechanical breakdowns, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said building or to any cause beyond the Lessor's immediate control. Notwithstanding the foregoing, any repairs or alterations to the Premises made by Lessor shall not unduly interfere with Lessee's use and enjoyment of same.

     22. ENVIRONMENT - Both Lessor and Lessee agree to maintain efficient and effective devices for preventing and eliminating any odors or interfere with the use and enjoyment of other portions of buildings by others by reasons of odors, noise, accumulation of garbage or trash, vermin

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or other pests or otherwise. Insofar as appropriate for any permits necessary to accommodate the Lessee's use, Lessee acknowledges that it is solely responsible for the acquisition of such permits prior to commencing operations for such permits which may be required by any governmental unit or agency.

     23. SURRENDER - Lessee shall, at the expiration or other termination of this lease, remove all of Lessee's goods and effects from the Premises. Lessee shall deliver to Lessor the Premise and all keys, locked thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Premises, broom clean and in the same condition as they were at the commencement of the term, or as they were put in during the term hereof reasonable wear and tear and damage by fire or other casualty excepted. In the event of Lessee's failure to remove any of Lessee's property from the Premises, Lessor is hereby authorized, with liability to Lessee for loss or damage thereto and at the sole risk of Lessee, to remove and store any property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder or to destroy such property.

     24. WAIVERS - No consent or waiver, express or implied, by Lessor, to or of any breach of any covenant, condition or duty of Lessee, shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. If Lessee is several person or a Partnership, Lessee's obligations are joint or partnership and also several. Unless repugnant to the context, Lessor and Lessee mean the person or persons, natural or corporate, named above as Lessor and Lessee respectively, and their respective heirs, executors, administrators, successors and assigns.

     25. ADDITIONAL PROVISIONS - All movable trade fixtures and racking devices installed by Lessee in the premises shall remain the property of the Lessee and shall be removable from time to time prior to the expiration of the lease or upon expiration of the lease.

     26. HAZARDOUS WASTE - A "hazardous substance" is any petroleum product, asbestos product, or other material, substance or waste which is recognized as being hazardous or dangerous to health or the environment of any federal, state, or local agency having environmental protection jurisdiction over the Premises. Lessor and Lessee agree not to generate, store, handle or dispose of any hazardous substance in or upon the Premises during the term of this Lease. In the event, however, that any substance currently used in Lessor's or Lessee's business during the Lease term is or shall become designated a hazardous substance, Lessor or Lessee shall, to the extent practicable, discontinue the use of the substance on the Premises. If not practicable, for Lessor or Lessee to discontinue such use, then Lessor or Lessee agree that it will only continue the use of the hazardous substance on the Premises in a manner consistent with all standards and regulations for safe use of such hazardous substance promulgated by governmental agencies having jurisdiction. Lessee shall indemnify and hold Landlord harmless from and against any and all demands, claims, enforcement actions, costs and expenses, including reasonable attorney's fees, arising out of the breach of this paragraph by Lessee and Lessor shall hold Lessee likewise harmless in the event that

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the Lessor is the generator of the hazardous waste.

     27. HOLDING OVER: If LESSEE holds over or remains in possession of the Leased premises after the expiration of the original term of this Lease or any renewal term, without Lessor's prior written consent, Lessor may at Lessor's option: (1) deem such hold over a renewal of this Lease for a 1 year term under the same terms, covenants and conditions, or (2) Lessor may take such steps as may be required to remove Lessee from the Leased premises and until Lessee vacates or is removed from the Leased Premises, Lessor shall be entitled to payment from Lessee of rent for each month or fraction of a month during which Lessee hold over.

     28. NOTICE TO QUIT: LESSEE waives notice to quit and agrees to surrender the Leased Premise, at the expiration of said term, or the termination of this Lease or any renewal thereof, without any notice whatsoever.

     29. MERGER: This Lease contains the entire agreement between the parties and no agreement shall be effected to change, modify or terminate this Lease in whole or in part unless such is in writing and duly signed by the party against who enforcement of such change, modification or termination is sought. Lessee acknowledges that it is not relying on any representations or promises of the Lessor, or of any agent of the Lessor, except as may be expressly set forth in this Lease.

     30. PARTIAL INVALIDITY: If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     31. PARAGRAPH HEADINGS: The paragraph headings as to the content of particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of such paragraph or as a limitation on the scope of the particular paragraph to which they refer.

     The conditions and terms of the lease and building specifications other than hereinabove provided shall be subject to the mutual approval of the Lessee and Lessor.

     IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and common seals this 21 day of February, 1997.

In presence of:                                 MACNEILL WORLDWIDE, INC., LESSOR


/s/Kent D. Locke Jr.                            BY: /s/ Jeffrey M. Dow
-------------------------------                 --------------------------------
Witness                                             Its: President

                                                DM MANAGEMENT COMPANY,
                                                LESSEE


/s/ Stephen W. Lord                             By: /s/ Samuel L. Shanaman
-------------------------------                 --------------------------------
Witness                                         Its: V.P.